                           Exhibit 11
                Computation of Per Share Earnings
  For the three and six months ended June 28, 1997 and June 29,
                              1996
                           (Unaudited)
            (000's omitted except per share amounts)

                                   Three Months Ended    Six Months Ended
                                   June 28,   June 29,  June 28,  June 29,
                                    1997       1996      1997       1996
Primary Earnings Per Share:

Net Income                         $  1,020  $  1,368   $     978  $     791

Weighted Average Shares Outstanding:

Common Shares                         1,104     1,104       1,104      1,107
Common Stock Equivalents                 30        10          29          6
                                      1,134     1,114       1,133      1,113

Primary Earnings Per Share         $    .90  $   1.23   $     .86  $     .71


Fully Diluted Income Per Share:

Net Income                         $  1,020  $  1,368   $     978  $     791

Weighted Average Shares Outstanding:

Common Shares                         1,104     1,104       1,104      1,107
Common Stock Equivalents                 32        10          32          9
  Total                               1,136     1,114       1,136      1,116

Fully Diluted Earnings Per Share   $    .90  $   1.23   $     .86  $     .71



   Notes:
   Primary and fully diluted amounts are not reflected on the face of the Consolidated Statements of Operations and Retained Earnings because they differ from basic earnings per share by less than 3%. Therefore, basic earnings per share are presented on the face of the statements.